Form of Notice of Restricted Stock Unit Award under 2019 Equity Incentive Plan

Exhibit 10.27

ENANTA PHARMACEUTICALS, INC.

500 Arsenal St, Watertown, MA 02472

FIN: 04-3205099

2019 Equity Incentive Plan

Notice of Award of Restricted Stock Units

(Executive Officers)

RSU Grant Number: _____	__________ RSUs

Effective as of ____________ (the “Grant Date”), this notice confirms that Enanta Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, has granted to the person named below (“Participant”) an award (this “Award”) of the number receive one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as provided below and subject to the definitions and terms and conditions referenced below.

Name of Participant:  __________________________

Address:    __________________________

__________________________

Total Number of

RSUs Granted: ______________

Vesting Schedule:

25% of the total number of RSUs subject to this Award will vest on the first, second, third and fourth anniversary of the Grant Date (with any fractional RSU becoming exercisable on any of such dates to be cumulated and to become exercisable at the end of the earliest succeeding period in which a whole RSU equivalent is accumulated).

Settlement:

All vested RSUs will settle, and the underlying shares of the Company’s Common Stock will be issued to the Participant, subject to Participant’s continued employment with the Company and subject to applicable tax withholding, on the first December 1 (or if such date is not a trading day, then the first trading day thereafter) (the “Settlement Date”) after the applicable vesting date indicated in the vesting schedule above.

This notice, together with the accompanying Enanta Pharmaceuticals, Inc. 2019 Equity Incentive Plan  Terms And Conditions of RSU Award (the “Terms and Conditions”), as well as the Enanta Pharmaceuticals, Inc. 2019 Equity Incentive Plan (the “Plan”), which are incorporated by reference into the Terms and Conditions, constitute the entire agreement between you and the Company regarding this award. By your acceptance of this Award, which you have confirmed on the Company’s electronic stock plan system, you agree to the terms of this Award and the Terms and Conditions under the Plan.

ENANTA PHARMACEUTICALS, INC.

Terms and Conditions of RSU Award

1. The Plan. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. The Committee administers the Plan, directly or through a delegate, and its determinations regarding the operation of the Plan are final. Subject to the limitations set forth in the Plan, the Committee may amend the Plan or this Award. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan. Copies of the Plan may be obtained upon written request without charge from the Secretary of the Company.

2. No Rights as Stockholder or Employee. Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the RSUs subject to this Award unless and until shares of Common Stock have been issued and delivered to Participant. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights vest and settle in accordance with Sections 4, 5 and 6.  Participant shall not have any rights to continued employment by the Company by virtue of the grant of this Award.

3. Settlement of RSUs: Issuance of Common Stock. Subject to Section 9, the Company shall deliver to Participant, on or promptly after a vesting date, the shares of Common Stock represented by the number of whole RSUs that have vested as of such date. The shares of Common Stock issued with respect to vested RSUs shall be free of all restrictions on transferability and forfeiture under this Award.

4. Vesting. Subject to the terms and conditions of this Award, the RSUs shall vest according to the Vesting Schedule for this Award, which is set forth on the accompanying notice for this Award, so long as Participant remains continuously employed by the Company until the Settlement Date.

5. Termination due to Disability, or Death.  In the event Participant’s employment is terminated by reason of disability or death, the vesting of the RSUs will be prorated based on the number of days during the period of the vesting schedule that the Participant spent on the active payroll of the Company.  Payout for the award will be made at the same time as payment would have been made had Participant not had a termination of employment.   "Disability" means a disability entitling Participant to benefits under the long-term disability policy sponsored by the Company that applies to Participant.

6. Other Termination of Employment. If, prior to issuance of shares the RSUs pursuant to the Vesting Schedule, Participant ceases to be an employee of the Company for any reason (voluntary or involuntary), then (except as set forth in Section 4 above) Participant’s rights to all of the unvested RSUs shall be immediately and irrevocably forfeited.

7.Change in Control.  In the event of a Change in Control (as such term is defined in the Participant’s employment agreement) affecting the Company’s outstanding Common Stock, the Committee (i) shall provide for the acceleration of any time period relating to the vesting of the Award and shall issue the remaining number of shares not yet vested, immediately before the closing of the transaction resulting in the Change of Control, subject to applicable tax withholding, or (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the remaining number of shares not yet vested, immediately before such closing.

8.  Adjustments in Number of RSUs.  The number of RSUs subject to the Award will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

9.  Restriction on Transfer. The RSUs are not transferable by Participant otherwise than by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer.

10. Income Tax Matters. In order to comply with all withholding requirements under applicable federal and state income tax laws and regulations, the Company shall withhold 30% of the RSU Shares otherwise to be delivered on the Settlement Date or such other portion of the RSU Shares, valued at their fair market value on the Settlement Date, to the extent the Company determines is required to be withheld in satisfaction of Participant’s withholding obligations consistent with such applicable tax laws and regulations.

11. Section 409A. In the event that the Committee determines that any amounts will be immediately taxable to Participant under Section 409A of the Code and related Department of Treasury guidance (or subject Participant to a penalty tax thereunder) in connection with the grant, vesting or settlement of the RSUs or any provision of this Award or the Plan, the Company may (i) adopt such amendments to this Award (having prospective or retroactive effect), that the Committee determines to be necessary or appropriate to preserve the intended tax treatment of the RSUs and/or (ii) take such other actions as the Committee determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which such RSUs were granted.

12. Conditions for Issuance of Shares. The Company shall not be required to deliver any shares of Common Stock upon vesting of any RSUs until (i) such shares of Common Stock have been admitted to listing on all stock exchanges on which the Common Stock is then listed and (ii) the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided however, that the Company may only so delay delivery of shares of Common Stock to the extent that such deferral complies with the provisions of Section 409A of the Code and related Department of Treasury guidance. Except as provided in the preceding sentence, in no event will shares of Common Stock be delivered later than the date that is two and one-half (2 1/2) months from the end of the calendar year in which the applicable PSUs vest. Any shares of Common Stock delivered under this Award may be subject to such stop transfer restrictions as counsel for the Company shall consider necessary to comply with any applicable law.

13. Clawback Policy.  This Award and any Common Stock issued hereunder is subject to any so-called “clawback policy” that may be adopted by the Company’s Board of Directors, as amended from time to time.

14. Notices. Any written notices provided for in this Award that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Participant, at the Participant’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

15. Miscellaneous. The right of Participant to receive shares of Common Stock pursuant to this Award is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Award other than those of an unsecured general creditor of the Company. Subject to the restrictions on transfer set forth herein, this Award shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Governing Law. This Award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.

17. Severability. If one or more of the provisions of this Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award to be construed so as to foster the intent of this Award and the Plan.

Approved November 2020